UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  September 30, 2009

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania		19040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On September 30, 2009, InfoLogix, Inc. and its subsidiaries (the “Company”) and Hercules Technology Growth Capital, Inc. (the “Lender”) entered into a fourth amendment to the Forbearance Agreement dated July 31, 2009, as amended August 14, 2009, August 20, 2009 and September 23, 2009 (the “Forbearance Agreement”), under which the Lender has agreed to forbear from exercising its rights and remedies with respect to an event of default under the Loan and Security Agreement between the Company and the Lender dated May 1, 2008, as amended (the “Loan Agreement”).

Pursuant to the Loan Agreement, the Company was required to pay to the Lender the remaining balance of a restructuring fee in the amount of $160,000 on the earliest of (i) September 30, 2009, (ii) the acceleration of the secured obligations under the Loan Agreement, or (iii) payment in full of the secured obligations.  The Company did not pay the balance of the restructuring fee by the specified date, and as a result, an event of default occurred under the Loan Agreement.  Under the fourth amendment to the Forbearance Agreement, the Lender agreed to forbear from exercising its rights and remedies under the Loan Agreement as a result of this event of default for the period and subject to the terms and conditions specified in the Forbearance Agreement.

On October 5, 2009, the Company and the Lender entered into a non-binding term sheet to restructure its obligations under the Loan Agreement. The Company continues in active discussions with the Lender about this restructuring.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: October 6, 2009	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer